UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2022

Eagle Bancorp Montana, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34682 (Commission File Number)	27-1449820 (IRS Employer Identification No.)

1400 Prospect Ave. Helena, MT 59601 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (406) 442-3080

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EBMT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective April 30, 2022, Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), completed its previously announced merger (the “Merger”) with First Community Bancorp, Inc. (“FCB”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2021, by and among Eagle, Eagle’s wholly-owned subsidiary, Opportunity Bank of Montana, a Montana chartered commercial bank (“Opportunity Bank”), FCB and FCB’s wholly-owned subsidiary, First Community Bank, a Montana chartered commercial bank. At the effective time of the Merger (the “Effective Time”), FCB merged with and into Eagle, with Eagle continuing as the surviving corporation. Immediately following the Effective Time, First Community Bank merged with and into Opportunity Bank, with Opportunity Bank surviving and continuing its corporate existence under the name “Opportunity Bank of Montana.”

Pursuant to the terms and conditions set forth in the Merger Agreement, each outstanding share of FCB common stock prior to the Effective Time was converted into the right to receive (i) 37.7492 shares of Eagle common stock with cash to be paid in lieu of any fractional shares of common stock of Eagle and (ii) $276.32 in cash. Each outstanding share of Eagle common stock remains outstanding and is unaffected by the Merger. As a result of the Merger, Eagle will issue approximately 1,396,596 shares of Eagle common stock and will pay approximately $10.2 million to the former holders of FCB common stock.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Merger Agreement, which provided that on or prior to the Effective Time, the Board of Directors of Eagle (the "Eagle Board") would cause Samuel D. Waters, Chairman and President of FCB to be appointed to the Eagle Board, effective as of the Effective Time, the Eagle Board (i) increased the size of the Eagle Board from 11 to 12 members and (ii) appointed Samuel D. Waters to serve as a member of the Eagle Board. Mr. Waters will serve in the class of directors whose current term will expire at Eagle's 2023 Annual Meeting of Stockholders when such class directors will next be elected by Eagle's stockholders. Since Mr. Waters will be an employee of Opportunity Bank, he will not be entitled to receive additional compensation as a member of the Eagle Board. As a part-time employee of Opportunity Bank, it is anticipated that Mr. Waters will receive annual compensation of $111,250. In addition, he will be entitled to a monthly travel allowance for board meetings. Mr. Waters has been appointed to serve on the M&A Committee of the Eagle Board.

Other than the Merger Agreement, there are no arrangements or understandings between Mr. Waters and any other person pursuant to which Mr. Waters was selected as a director. Since the beginning of the last fiscal year there have been no related party transactions between Eagle and Mr. Waters that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On May 2, 2022, Eagle issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information contained in and accompanying this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto) is being furnished to, and not filed with, the Securities and Exchange Commission in accordance with General Instruction B.2 to Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses or Funds Acquired

FCB’s audited consolidated financial statements comprised of the consolidated statement of financial condition at December 31, 2021, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2021, and the notes related thereto and the independent auditor’s report are included as Exhibit 99.2 to this Current Report on Form 8-K.

(b)	Pro forma financial information

The unaudited pro forma combined condensed financial statements as of and for the year ended December 31, 2021, and the unaudited notes related thereto are included as Exhibit 99.3 to this Current Report on Form 8-K.

(d)	Exhibits

The following exhibits are submitted with this report:

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of September 30, 2021, by and among Eagle Bancorp Montana, Inc., Opportunity Bank of Montana, First Community Bancorp, Inc. and First Community Bank (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed on October 1, 2021).

23.1	Consent of Moss Adams, Independent Auditors Report for First Community Bancorp, Inc.

99.1
Press release dated May 2, 2022, issued by Eagle Bancorp Montana, Inc. (furnished pursuant to Item 7.01 as part of this Current Report on Form 8-K and is not to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section).

99.2	Audited consolidated financial statements of First Community Bancorp, Inc. as of and for the years ended December 31, 2021 and 2020.

99.3	Unaudited pro forma combined condensed financial statements of Eagle Bancorp Montana, Inc. as of and for the year ended December 31, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP MONTANA, INC.

Date: May 3, 2022	By:	/s/ Laura F. Clark
Laura F. Clark
President

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